DRAFT

NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports Third Fiscal Quarter 2009 Earnings

OVERLAND PARK, KANSAS, (NOVEMBER 13, 2009) - NPC International, Inc. (the “Company”), today reported results for its third fiscal quarter and year-to-date period ended September 29, 2009.

THIRD QUARTER HIGHLIGHTS:

•	Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) of $20.0MM exceeded the prior year by $2.6MM or 14.8%.
•	Income from continuing operations of $1.3MM was $0.9MM greater than the $0.4MM recorded last year.
•	Debt declined $5.0MM from the second quarter to $433.7MM and cash increased by $4.3MM.
•	Comparable store sales from continuing operations declined -12.9% rolling over an increase of +4.5% last year.

YEAR-TO-DATE HIGHLIGHTS:

•	Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) of $75.5MM exceeded the prior year by $17.5MM or 30.2%.
•	Income from continuing operations of $10.7MM was $6.4MM greater than the $4.3MM recorded last year.
•	Debt declined $20.1MM from last fiscal year end on strong free cash flow despite investing $13.7MM in net acquisition/divestiture activity in our first fiscal quarter.
•	Our Leverage ratio increased modestly to 4.04X Consolidated EBITDA, as defined in our credit agreement from 3.92X at last fiscal year end.
•	Comparable store sales from continuing operations declined -10.1% rolling over growth of 4.0% from last year.

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended September 29, 2009 filed with the SEC which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are pleased that our free cash flow generation remained strong, despite significant top-line challenges, allowing us to pay down debt by $5.0 million during our third fiscal quarter and accumulating additional cash reserves of over $4.3 million while maintaining our leverage ratio at a very comfortable 4.04X consolidated EBITDA relative to our current maximum EBITDA leverage covenant of 5.25X. However, we have much work to do in turning our top-line positive.

As expected our third quarter comparable store sales remained soft as we continued to lap the prior year success of the second quarter 2008 Tuscani Pasta launch. However, our two year decline in comparable store sales worsened from a decline of around 5.0%

from the first half of the year to over 8.0% as Pizza Hut struggled to find the proper message to connect with the consumer in this new recessionary environment.

Commodities continued to work in our favor on a year-over-year basis this quarter as we lapped the significant commodity increases experienced last year. This deflation, combined with excellent controls by our operators and the leverage on general and administrative expenses from our recent acquisitions allowed us to post a 14.8% increase in EBITDA from continuing operations this quarter on a 30.7% increase in net product sales over last year, despite general de-leveraging from a soft top-line result.

We currently expect to continue to benefit from lower commodity prices for the balance of 2009 as well as our newly created leverage from recent acquisitions, which should help compensate for the expected continued challenging sales environment for the balance of the year.

We are clearly not performing on par with our two primary national competitors in the pizza segment. We believe that there are likely several factors that are contributing to our divergent results relative to our competition. We believe that value and consumer reaction to our brand positioning are chief among the issues we face as we determine the best go-forward strategy for this great brand in this new consumer paradigm. As the largest franchisee of Pizza Hut, we remain actively engaged with the Pizza Hut leadership team to determine how we best proceed in this new consumer environment. In addition, we are also actively working internally to evaluate alternative tactics and strategies in our local markets.”

Third quarter income from continuing operations was $1.3 million compared to $0.4 million for the same period last year. On a year-to-date basis income from continuing operations was $10.7 million compared to $4.3 million for the same period last year. These increases were due to increased net product sales and fees and other income, lower product ingredient costs, lower interest expense and lower income tax expense. These favorable variances were partially offset by higher costs in the acquired units including direct labor costs and increased other restaurant operating expenses largely due to a higher cost structure (higher royalty expense, higher depreciation expense, among other items). Also offsetting the favorable variances was increased general and administrative expenses associated with increased direct supervisory personnel and related costs in support of the acquired unit operations, as well as acquisition assimilation and training costs incurred.

We recorded net income of $1.3 million for the third quarter compared to $1.1 million last year. We reported income, net of taxes, from discontinued operations of $0.8 million for the third quarter of last year and no effect in the current quarter.

On a year-to-date basis we reported net income of $10.7 million this year compared to $7.3 million last year. We incurred a loss from discontinued operations, net of taxes, of $0.1 million this year compared to income of $3.0 million from last year.

Net product sales for the third quarter were $205.1 million, for an increase of $48.1 million or 30.7% compared to the same period of the prior year, due to a 49% increase in equivalent units resulting mostly from the acquisition of 288 units in the fourth quarter of 2008 and 105 units in the first quarter of 2009. This increase was partially offset by a comparable store sales decline of 12.9%.

Net product sales for the year-to-date period were $641.8 million, for an increase of $164.8 million or 34.6% compared to the same period of the prior year, due to a 48% increase in equivalent units resulting mostly from the aforementioned acquisitions. This increase was partially offset by a comparable store sales decline of 10.1%.

Fees and other income were $8.8 million this quarter, an increase of $3.2 million over last year. On a year-to-date basis, fees and other income were $28.3 million, for an increase of $12.8 million over last year. These increases for the quarter and year-to-date were largely due to a higher mix of delivery transactions in the acquired units versus our comparable operations.

Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) for the third fiscal quarter was $20.0 million which was $2.6 million or 14.8% greater than last year. On a year-to-date basis Non-GAAP Adjusted EBITDA from continuing operations was $75.5 million which was $17.5 million or 30.2% more than last year. This increase is attributable to increases in net product sales and fees and other income, which were partially offset by increases in general and administrative expenses, including acquisition costs of $0.1 million and $0.5 million for the quarter and year-to-date periods, respectively.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the third quarter, including the effect of discontinued operations, was $20.0 million which was $0.5 million or 2.4% less than last year. On a year-to-date basis Non-GAAP Adjusted EBITDA including the effect of discontinued operations, was $75.6 million which was $7.7 million or 11.3% greater than last year.

CONFERENCE CALL INFORMATION:

The Company’s Third Quarter Earnings conference call will be held November 16, 2009 at 10:00 am CST. You can access this call by dialing 800-901-5226. The international number is 617-786-4513. The access code for the call is 37042043.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until November 23, 2009 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 84300011.

A replay of the call is also available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,150 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding NPC's or management's intentions, expectations, or predictions of future performance. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; the ability of NPC to successfully integrate the recently acquired Pizza Hut units with its existing operations; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks	% Net	13 Weeks	% Net
	ended	Product	ended	Product
	Sept. 29, 2009	Sales	Sept. 23, 2008	Sales
Net product sales	$205,107	100.0%	$156,980	100.0%
Fees and other income	8,847	4.3%	5,564	3.5%
Total sales	213,954	104.3%	162,544	103.5%
Cost of sales	53,855	26.3%	44,682	28.5%
Direct labor	65,273	31.8%	44,168	28.1%
Other restaurant operating expenses	73,442	35.8%	52,450	33.4%
General and administrative expenses	11,901	5.8%	10,002	6.4%
Corporate depreciation and amortization of intangibles	2,955	1.4%	2,387	1.4%
Other	718	0.4%	120	0.1%
Total costs and expenses	208,144	101.5%	153,809	97.9%
Operating income	5,810	2.8%	8,735	5.6%
Other (expense) income:
Interest expense	(7,695)	-3.8%	(8,141)	-5.2%
Miscellaneous	—	0.0%	3	0.0%
(Loss) income before income taxes	(1,885)	-1.0%	597	0.4%
Income tax (benefit) expense	(3,215)	-1.6%	241	0.2%
Income from continuing operations	1,330	0.6%	356	0.2%
Income from discontinued operations, net of taxes	—	0.0%	781	0.5%
Net income	$1,330	0.6%	$1,137	0.7%

Capital Expenditures	$4,771		$6,952
Cash Rent Expense	$12,398		$8,427

	39 Weeks	% Net	39 Weeks	% Net
	ended	Product	ended	Product
	Sept. 29, 2009	Sales	Sept. 23, 2008	Sales
Net product sales	$641,803	100.0%	$476,953	100.0%
Fees and other income	28,305	4.4%	15,526	3.3%
Total sales	670,108	104.4%	492,479	103.3%

Cost of sales	170,806	26.6%	135,512	28.4%
Direct labor	197,002	30.7%	134,597	28.2%
Other restaurant operating expenses	221,405	34.5%	153,829	32.3%
General and administrative expenses	36,671	5.7%	29,497	6.2%
Corporate depreciation and amortization of intangibles	8,810	1.4%	7,381	1.6%
Other	1,483	0.2%	426	0.1%
Total costs and expenses	636,177	99.1%	461,242	96.8%
Operating income	33,931	5.3%	31,237	6.5%
Other (expense) income:
Interest expense	(23,438)	-3.7%	(24,935)	-5.2%
Miscellaneous	—	0.0%	(19)	0.0%
Income before income taxes	10,493	1.6%	6,283	1.3%
Income tax (benefit) expense	(216)	-0.1%	1,957	0.4%
Income from continuing operations	10,709	1.7%	4,326	0.9%
(Loss) income from discontinued operations, net of taxes	(59)	0.0%	2,987	0.6%
Net income	$10,650	1.7%	$7,313	1.5%

Capital Expenditures	$19,526		$26,514
Cash Rent Expense	$37,348		$25,409

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(Unaudited)

	13 Weeks Ending		39 Weeks Ending
	Sept. 29, 2009	Sept. 23, 2008	Sept. 29, 2009	Sept. 23, 2008

Net income from continuing operations	$1,330	$356	$10,709	$4,326
Adjustments:
Interest expense	7,695	8,141	23,438	$24,935
Income tax (benefit) expense	(3,215)	241	(216)	$1,957
Depreciation and amortization	13,082	8,529	39,067	$25,419
Net facility impairment charges	696	12	947	$309
Pre-opening expenses and other	425	150	1,511	$1,012
Adjusted EBITDA from continuing operations	20,013	17,429	75,456	57,958
Adjusted EBITDA from discontinued operations	—	3,071	142	9,958
	$20,013	$20,500	$75,598	$67,916

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income to Non-GAAP Adjusted EBITDA.

7300 W 129th St Overland Park, KS 66213